For Immediate Release



Contact:  Mike Kennedy, CEO                  Darrell Atkin
          Patrick Condo, President           Excalibur Technologies
          (619) 625-7900                     619-625-7900
                                             datkin@excalib.com

            Excalibur Technologies Announces Condo Elected President

     San Diego, CA -- May 31, 1995 -- Excalibur Technologies Corporation

(NASDAQ: EXCA) announced today that Patrick C. Condo, formerly Executive Vice

President of Business Development, has been elected to serve as the President of

Excalibur.  J.M. Kennedy, formerly Chief Executive Officer and President will continue to serve as the Chief Executive officer of Excalibur.  Richard M.

Crooks, Chairman of Excalibur, stated that it is expected the Condo will focus on operational and product related issues and Kennedy will focus on external and sales related issues.



     The Company also announced that in an unrelated move, David Lambert,

Excalibur's Chief Financial Officer, Treasurer and Secretary, who has been working at Excalibur's San Diego headquarters, submitted his resignation,

effective June 16, 1995 in order to pursue an opportunity in the San Francisco area, where Mr. Lambert maintains his home.

About Excalibur Technologies



     Headquartered in San Diego, Calif., Excalibur Technologies Corporation is a

leading software developer dedicated to improving the way industry manages and retrieves information.  The company's pattern recognition technology -- APRP--

forms the basis for a product line of software applications and toolkits that allow software developers and end users to manage and retrieve digital information in forms such as text, images, sound and full-motion video.

Excalibur was founded in 1980 and is a publicly-held corporation trading under

NASDAQ (EXCA).



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